                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                         April 8, 1998 (April 1, 1998)



                           COVENTRY HEALTH CARE, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Delaware                      N/A                    52-2073000
-----------------------------     ---------------------       ----------------
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
      of incorporation)                                      Identification No.)


    6705 Rockledge Drive, Suite 100
           Bethesda, Maryland                                     20817
----------------------------------------                       ----------
(Address of principal executive offices)                       (Zip Code)



       Registrant's telephone number, including area code: (301) 581-0600



                              Coventry Corporation
                        6705 Rockledge Drive, Suite 100
                            Bethesda, Maryland 20817
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets
--------------------------------------------------------------------------------


         Effective April 1, 1998, Coventry Corporation, a Tennessee corporation ("Coventry"), consummated the transactions (the "Combination") contemplated by the Capital Contribution and Merger Agreement dated as of November 3, 1997 by and among Coventry, Coventry Health Care, Inc., a Delaware corporation ("CHC"), Coventry Health Care, Inc., a Maryland corporation, Principal Health Care, Inc. ("PHC"), Principal Holding Company, and Principal Mutual Life Insurance Company ("Principal Mutual"). As a result of the Combination, the HMO operations of PHC, an indirect subsidiary of Principal Mutual, were combined with the assets and operations of Coventry. The Combination was approved at a special meeting of shareholders of Coventry on March 31, 1998.

         Pursuant to the terms of the Combination, Coventry Merger Corporation, a Tennessee corporation and wholly owned subsidiary of CHC was merged with and into Coventry (the "Merger") whereby (i) each issued and outstanding share of Coventry's common stock, par value $0.01 per share ("Coventry Common Stock"), was converted into one share of CHC's common stock, par value $0.01 per share (the "CHC Common Stock"), and one right (collectively, the "CHC Rights") issued pursuant to a rights agreement between CHC and ChaseMellon Shareholder Services, LLC; (ii) each right issued under that certain Rights Agreement, dated February 7, 1996 and amended as of May 7, 1997, by and between Coventry and ChaseMellon Shareholder Services, LLC, was canceled, retired, and ceased to exist; and (iii) each of the outstanding convertible exchangeable subordinated promissory notes (the "Coventry Convertible Notes") issued by Coventry under that certain Amended and Restated Securities Purchase Agreement, dated May 7, 1997, was converted into convertible notes of CHC (the "CHC Convertible Notes") containing substantially the same terms and conditions as the Coventry Convertible Notes. Coventry shareholders received approximately 33 million shares of CHC Common Stock and CHC Rights, constituting 60% of the total of (i) the outstanding shares of CHC Common Stock and (ii) the shares of CHC Common Stock issuable upon conversion of the CHC Convertible Notes.

         Concurrently with the Merger, PHC effected a capital contribution (the "Capital Contribution") to CHC of certain assets, including the issued and outstanding stock of certain of PHC's wholly-owned subsidiaries (including health maintenance organization subsidiaries which have operations in sixteen states, including Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Missouri, Nebraska, New Jersey, North Carolina, Pennsylvania and South Carolina), all real or personal property owned or leased by PHC, all accounts receivable, cash, securities, contract rights, prepaid liabilities, and all other assets except for specified excluded assets (the PHC assets being transferred, collectively, the "PHC Assets"); CHC assumed all of the liabilities of PHC, including all liabilities of PHC relating to the PHC Assets and the stock options issued under PHC's 1997 Non-Qualified Stock Option Plan but excluding liabilities under PHC's other employee benefit plans, tax liabilities with respect to the pre-closing operations of PHC and its subsidiaries, liabilities relating to certain assets of PHC not transferred to CHC and certain other specified excluded liabilities. CHC issued to PHC approximately 26 million shares of CHC Common Stock and associated CHC Rights, constituting 40% of the total of (i) the outstanding shares of CHC Common Stock and (ii) the shares of CHC Common Stock issuable upon conversion of the CHC Convertible Notes.

         With the completion of the Combination, the CHC Common Stock and CHC Rights issued to Coventry's shareholders shall be deemed to be registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "34' Act"), pursuant to Rule 12g-3(a) of the Securities and Exchange Commission. The CHC Common Stock will trade on The Nasdaq National Market under the symbol "CVTY" (although the symbol will be "CVTYD" for a 20 day period).

Item 7. Financial Statements and Exhibits
--------------------------------------------------------------------------------


                  (a) The audited financial statements of PHC for each of the three years ended December 31, 1997, required by this Item 7(a), are included herein on pages F-1 through F-28.

                  (b) The pro forma financial information required by this Item 7(b) is included herein on pages F-29 through F-32.

                  (c) Exhibits.

2.1 Capital Contribution and Merger Agreement dated as of November 3, 1997 ("Combination Agreement") by and among Coventry Corporation, Coventry Health Care, Inc., a Delaware corporation, Coventry Health Care, Inc., a Maryland corporation, Principal Mutual Life Insurance Company, Principal Holding Company and Principal Health Care, Inc. (Incorporated by reference to Exhibit 2.1 to Form S-4, as amended, Registration Statement No. 333-45821, of Coventry Health Care, Inc.).

2.2 Agreement and Plan of Merger by and among Coventry Corporation, Coventry Health Care, Inc. and Coventry Merger Corporation (Incorporated by reference to Exhibit 2.2 to Form S-4, as amended, Registration Statement No. 333-45821, of Coventry Health Care, Inc.).

4.1    Specimen Common Stock Certificate

4.2 Rights Agreement dated March 30, 1998 between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C.

4.3 Amended and Restated Securities purchase Agreement dated as of April 2, 1997, by and among Coventry Corporation, Warburg, Pincus Ventures, L.P. ("Warburg") and Franklin Capital Associates III, L.P., together with Exhibit A (Form of Convertible Note), Exhibit B (Form of Warrant) and Exhibit C (Form of Certificate of Designation of Series A Preferred Stock) (Incorporated by reference to Exhibit 10 to Coventry Corporation Form 8-K dated May 7, 1997).

4.4    Amended Form of Convertible Note (incorporated by reference to Exhibit
       4.5 to Coventry Corporation Form 10-K dated March 24, 1998).

4.5    Common Stock Purchase Warrant dated as of April 1, 1998.

4.6 Form of Common Stock Purchase Warrant, as amended, of Coventry (assumed by CHC as of April 1, 1998).

4.7    Consent of Warburg, Pincus Ventures, L.P. dated December 18, 1997.

4.8 Shareholders' Agreement dated as of April 1, 1998, by and among Coventry Health Care, Inc., Principal Mutual Life Insurance Company, and Principal Health Care, Inc.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             COVENTRY HEALTH CARE, INC.


Date: April 8, 1998                          By:  /s/ Dale B. Wolf
                                                  ------------------------------
                                                    Dale B. Wolf
                                                    Chief Financial Officer

                        Consolidated Financial Statements

                           Principal Health Care, Inc.
                                and Subsidiaries

                     Years ended December 31, 1997 and 1996
                       with Report of Independent Auditors

                  Principal Health Care, Inc. and Subsidiaries

                        Consolidated Financial Statements

                     Years ended December 31, 1997 and 1996




                                    CONTENTS



Report of Independent Auditors................................................1

Consolidated Financial Statements

Consolidated Balance Sheets.................................................2-3
Consolidated Statements of Income.............................................4
Consolidated Statements of Stockholder's Equity...............................5
Consolidated Statements of Cash Flows.........................................6
Notes to Consolidated Financial Statements....................................7


                         Report of Independent Auditors


Board of Directors
Principal Health Care, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Principal Health Care, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholder's equity, and cash flows for the years ended December 31, 1995, 1996, and 1997. These financial statements are the responsibility of PHC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Principal Health Care, Inc. and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1995, 1996, and 1997 in conformity with generally accepted accounting principles.


                                               /s/ Ernst & Young LLP


March 2, 1998

                  Principal Health Care, Inc. and Subsidiaries

                           Consolidated Balance Sheets


                                                                          DECEMBER 31
                                                                     1996             1997
                                                                  ----------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                      $129,109,818    $127,677,238
   Short-term investments                                           46,902,532      68,226,237
   Premiums receivable, less allowance for doubtful
     accounts of $10,235,091 in 1996 and $5,716,830 in 1997         26,184,159      22,545,898
   Interest and other receivables                                   15,113,757      13,619,240
   ASO receivable                                                    5,202,890       3,094,725
   Prepaid expenses and other assets                                 2,747,364       3,007,408
   Due from Mutual                                                  13,187,083      10,724,244
   Deferred tax asset                                               11,359,402       8,647,605
                                                                  ----------------------------
Total current assets                                               249,807,005     257,542,595
Investments                                                         60,588,463      64,096,594
Equity investment in associated companies                           16,672,000      22,867,589

Property and equipment:
   Furniture and equipment                                          12,969,092      12,238,138
   Data processing equipment                                        29,916,905      24,741,026
   Leasehold improvements                                            1,105,386       5,231,746
                                                                  ----------------------------
                                                                    43,991,383      42,210,910
Less accumulated depreciation                                       19,586,859      18,837,777
                                                                  ----------------------------
                                                                    24,404,524      23,373,133

Deferred tax asset, less current portion                               743,508       2,346,843

Intangible assets:
   Goodwill                                                        124,214,754     117,310,151
   Other intangible assets                                          12,989,373       8,164,770
                                                                  ----------------------------
                                                                   137,204,127     125,474,921
Less accumulated amortization                                       26,651,892      23,505,187
                                                                  ----------------------------
                                                                   110,552,235     101,969,734
                                                                  ----------------------------
Total assets                                                      $462,767,735    $472,196,488
                                                                  ============================


See accompanying notes.

                                                                            DECEMBER 31
                                                                       1996            1997
                                                                   -----------------------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Estimated claims payable (reported and unreported)               $131,156,534    $125,582,899
  Premium deficiency reserve                                          8,469,000      11,986,900
  Accounts payable and accrued expenses                              54,838,288      73,578,464
  Line of credit due Mutual                                                          22,000,000
  Deferred tax liability                                                 24,532         196,149
  Current portion of notes payable and capital leases                 1,398,223         925,549
  Current portion of other long-term liabilities                        225,000         471,388
                                                                   -----------------------------
Total current liabilities                                           196,111,577     234,741,349
Profit-sharing payable                                                1,016,871       1,129,673
Payable to OPM                                                        1,280,192       1,280,192
Notes payable and capital leases, less current portion                1,448,592         133,472
Deferred tax liability, less current portion                          8,259,397       9,641,582
Other long-term liabilities, less current portion                       174,200         658,167
Stockholder's equity:
  Common stock, par value $5 and $.001 a share--5,000
    and 27,000,000 authorized, 5,000 and 26,000,000
    issued and outstanding, at December 31, 1996 and
    1997, respectively                                                   25,000          26,000
  Additional paid-in capital                                        281,913,621     281,919,458
  Retained deficit                                                  (27,756,591)    (58,358,446)
  Unrealized gains on available-for-sale securities, net of tax         294,876       1,025,041
                                                                   -----------------------------
Total stockholder's equity                                          254,476,906     224,612,053
                                                                   =============================
Total liabilities and stockholder's equity                         $462,767,735    $472,196,488
                                                                   =============================



See accompanying notes.

                  Principal Health Care, Inc. and Subsidiaries

                        Consolidated Statements of Income


                                                                YEAR ENDED DECEMBER 31
                                                      1995               1996               1997
                                                  ---------------------------------------------------
Operating revenues:
   Managed care premiums                          $574,359,628       $806,350,787       $887,554,350
   PPO, contract, ASO and other non-risk fees       75,408,235         67,710,723         45,577,448
   Other                                             1,568,511          1,524,371            927,205
                                                  ---------------------------------------------------
Total operating revenues                           651,336,374        875,585,881        934,059,003

Operating expenses:
   Health benefits                                 519,975,132        740,972,490        771,151,678
   Selling, general and administrative             166,126,151        196,357,591        211,929,353
   Depreciation and amortization                    11,649,066         15,745,326         15,249,713
   Loss on impairment of goodwill                                                          6,000,000
                                                  ---------------------------------------------------
Total operating expenses                           697,750,349        953,075,407      1,004,330,744
                                                  ---------------------------------------------------
Operating loss                                     (46,413,975)       (77,489,526)       (70,271,741)

Investment income                                   11,464,836         14,161,963         14,297,803

Gain on investment and equity in net income of
   associated companies                                                 2,572,000          5,481,046

Gain on sale of subsidiaries                                                               8,004,282

Other income, net                                    1,726,939            159,881            782,836
                                                  ---------------------------------------------------
Loss before income tax benefit                     (33,222,200)       (60,595,682)       (41,705,774)
Benefit from income tax                             10,528,964         20,187,412         10,319,767
                                                  ---------------------------------------------------
Net loss                                          $(22,693,236)      $(40,408,270)      $(31,386,007)
                                                  ===================================================



See accompanying notes.

                  Principal Health Care, Inc. and Subsidiaries
                 Consolidated Statements of Stockholder's Equity


                                                          ADDITIONAL     RETAINED       UNREALIZED
                                              COMMON       PAID-IN       EARNINGS        NET GAIN
                                              STOCK        CAPITAL       (DEFICIT)     ON SECURITIES       TOTAL
                                            -----------------------------------------------------------------------
Balance at December 31, 1994                 $25,000    $176,235,300   $ 35,344,915                    $211,605,215

Cash capital contribution from Holding                    44,200,000                                     44,200,000

Net loss                                                                (22,693,236)                    (22,693,236)

Net change in unrealized gains on
   available-for-sale securities, net of
   income taxes of $640,505                                                              $1,189,510       1,189,510
                                             -----------------------------------------------------------------------

Balance at December 31, 1995                  25,000     220,435,300     12,651,679       1,189,510     234,301,489

Cash capital contribution from Holding                    50,378,321                                     50,378,321

Non-cash capital contribution from Holding                11,100,000                                     11,100,000

Net loss                                                                (40,408,270)                    (40,408,270)

Net change in unrealized gains on
   available-for-sale securities, net of
   income taxes of $481,724                                                                (894,634)       (894,634)
                                             -----------------------------------------------------------------------
Balance at December 31, 1996                  25,000     281,913,621    (27,756,591)        294,876     254,476,906

Cash capital contribution from Holding                    42,059,334                                     42,059,334

Transfer of AHP to Holding                               (20,000,000)    (1,103,759)                    (21,103,759)

Transfer of Admar to Holding                             (22,052,497)     1,887,911                     (20,164,586)

Conversion of 5,000 shares ($5 par) for
    26,000,000 shares ($.001 par)              1,000          (1,000)

Net loss                                                                (31,386,007)                    (31,386,007)

Net change in unrealized gains on
   available-for-sale securities, net of
   income taxes of $393,121                                                                 730,165         730,165
                                             -----------------------------------------------------------------------

Balance at December 31, 1997                 $26,000    $281,919,458   $(58,358,446)     $1,025,041    $224,612,053
                                             =======================================================================




See accompanying notes.

                  Principal Health Care, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows




                                                                        YEAR ENDED DECEMBER 31,
                                                                1995             1996              1997
                                                           -------------------------------------------------
 OPERATING ACTIVITIES
 Net loss                                                  $(22,693,236)     $(40,408,270)     $(31,386,007)
 Adjustments to reconcile net loss to net cash (used
    in) provided by operating activities:
    Depreciation and amortization                            11,649,066        15,745,326        15,249,713
    Loss on disposal of fixed assets                          4,267,680           195,987         1,979,849
    Net amortization of investment discount (premium)           268,390          (444,314)         (634,429)
    Gain on investment and equity in net income of
      associated companies                                                     (2,572,000)       (5,481,046)
    Gain on sale of subsidiaries                                                                 (8,004,282)
    Loss on impairment of goodwill                                                                6,000,000
    Deferred taxes                                           (6,375,346)         (323,433)        3,227,198
    Premium deficiency                                        5,633,607           336,000         1,218,500
    Deferred rent expense                                                                         2,166,837
    Changes in operating assets and liabilities:
      Premiums receivable, net                               (5,687,670)       (3,610,433)        5,094,174
      Interest and other receivables                        (14,295,368)       13,361,937         1,125,215
      Prepaid expenses and other assets                        (503,610)          (14,676)         (774,220)
      Due from/to Mutual                                      4,354,669         5,688,986         4,287,266
      Estimated claims payable                               19,303,820        35,630,671       (13,263,548)
      Accounts payable, accrued expenses, and other
        liabilities                                          (1,964,813)       11,168,728        12,215,631
                                                           -------------------------------------------------
 Net cash (used in) provided by operating activities         (6,042,811)       34,754,509        (6,979,149)

 INVESTING ACTIVITIES
 Purchases of property and equipment                        (18,336,381)       (7,509,201)       (9,230,626)
 Purchases of investments (available-for-sale)              (61,086,972)      (63,924,048)      (38,089,260)
 Proceeds from sale and maturity of investments
    (available-for-sale)                                                       50,261,005        13,094,595
 Proceeds from maturity of investments
    (held-to-maturity)                                        7,579,875
 Proceeds from sale of PHCMA                                                                      4,185,928
 Proceeds from sale of PBHC                                                                       7,000,000
 Acquisitions, net of cash acquired                                           (45,367,259)      (23,984,840)
 Deferred organization and network development costs             (7,620)       (1,968,550)         (398,569)
                                                           -------------------------------------------------
 Net cash used in investing activities                      (71,851,098)      (68,508,053)      (47,422,772)

 FINANCING ACTIVITIES
 Proceeds from capital contributions                         44,200,000        50,378,321        42,059,334
 Return of capital and dividend of AHP to Holding                                                (8,725,864)
 Return of capital of Admar to Holding                                                           (1,693,974)
 Proceeds from draw on line of credit                                                            22,000,000
 Principal payments on capital lease obligations               (151,447)         (183,263)         (102,261)
 Issuance of notes payable                                    3,345,037           599,703
 Principal payments on notes payable                           (904,808)       (1,669,860)       (1,411,051)
 Additions to long-term liabilities                                               387,060         1,125,854
 Payment of long-term liabilities                                              (3,029,131)         (282,697)
                                                           -------------------------------------------------
 Net cash provided by financing activities                   46,488,782        46,482,830        52,969,341
                                                           -------------------------------------------------
 (Decrease) increase in cash and cash equivalents           (31,405,127)       12,729,286        (1,432,580)
 Cash and cash equivalents at beginning of year             147,785,659       116,380,532       129,109,818
                                                           -------------------------------------------------
 Cash and cash equivalents at end of year                  $116,380,532      $129,109,818      $127,677,238
                                                           =================================================




See accompanying notes.

                  Principal Health Care, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                        December 31, 1995, 1996, and 1997


1. ORGANIZATION

Principal Health Care, Inc. was incorporated in Iowa on January 7, 1987. Principal Health Care, Inc. and its subsidiaries (collectively referred to herein as PHC) are wholly owned subsidiaries of Principal Holding Company, Inc. (Holding), which is wholly owned by Principal Mutual Life Insurance Company (Mutual).

PHC was formed to manage and insure the health care benefits of subscribers under employee benefit plans in the private and public sectors nationwide. PHC's primary operations are currently located in Florida, Iowa, Illinois, and Texas. Services are typically provided under one-year contracts with employers under which PHC will insure the health benefits of the employees that select HMO coverage. The HMO members also receive services under the standard contract that includes utilization management, network management and claims services. In addition, PHC operates PPOs and proprietary health care provider networks and offers Administrative Services Only Contracts (ASO) with employee benefit plans to provide a full range of health care options without assuming insurance risk, as well as combined HMO and indemnity products such as Triple Option Plans in conjunction with Mutual.

On November 3, 1997, a definitive Capital Contribution and Merger Agreement (the Merger Agreement) was entered into by and among Mutual, Holding, PHC, Coventry Corporation (Coventry), and Coventry Health Care, Inc. (CHC), a newly formed Maryland Corporation. Pursuant to the Merger Agreement, Coventry's shareholders will effect a one for one tax free merger (Merger) with CHC and PHC will effect a capital contribution (the Capital Contribution) to CHC of all of the PHC Assets except for specified excluded assets and all of the PHC Liabilities except for specified excluded liabilities. In addition, Mutual will enter into certain agreements for CHC to provide management services for certain of Mutual's indemnity business and marketing services in the CHC market areas. Under the Merger, CHC will issue Coventry's shareholders approximately 53 million shares of CHC Common Stock, representing approximately 60% of CHC's outstanding equity. Under the Capital Contribution, CHC will issue to PHC approximately 26 million shares of CHC Common Stock representing approximately 40% of CHC's outstanding equity.

                  Principal Health Care, Inc. and Subsidiaries

1. ORGANIZATION (CONTINUED)

The transaction will be treated as a purchase of PHC by CHC, the successor to Coventry. Coventry is a managed care company with approximately $1.2 billion in 1997 revenues and 915,000 members in 6 markets in Pennsylvania, Ohio, West Virginia, Missouri, Illinois, and Virginia. The transaction is expected to close in the first quarter of 1998.

2. ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of Principal Health Care, Inc. and its subsidiaries, all of which are wholly owned. Significant intercompany accounts and transactions have been eliminated.

Estimation Process

The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could affect the amounts reported and disclosed herein.

Cash Equivalents

PHC considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair values.

Investments

Investments are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholder's equity. These investments also include restricted statutory deposits. The cost of securities sold is based on the specific identification method. Realized gains or losses are recorded in investment income.

Equity investments held by PHC that represent in excess of 20% of the investees common stock are accounted for by the equity method of accounting. (See Note 4)

                  Principal Health Care, Inc. and Subsidiaries

2. ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which vary from three to seven years.

Long-Lived Assets

Effective January 1, 1996, PHC adopted Statement of Financial Accounting Standards Number 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Following the criteria set forth in SFAS 121, long-lived assets to be held are reviewed by PHC for events or changes in circumstances which would indicate that the carrying value may not be recoverable. In making that determination, PHC considers a number of factors, including undiscounted future estimated cash flows, prior to interest expense. The Company measures an impairment loss by comparing the fair value of the assets to its carrying value. Fair values are measured by using market prices for similar assets, if available, or discounted future estimated cash flows, prior to interest expense. Assets held for sale are recorded at the lower of the carrying amount of fair value, less any costs associated with disposition.

Intangible Assets

Goodwill has been accumulated in the purchase of PHC subsidiaries. The recorded amount represents the excess of the purchase price of those subsidiaries over the net fair value of the assets and liabilities acquired that can be identified and valued. Goodwill is amortized over its estimated useful life. The remaining unamortized goodwill balances at December 31, 1997 are as follows:


    ESTIMATED                                 ACCUMULATED
   USEFUL LIFE              GOODWILL          AMORTIZATION       NET BOOK VALUE
--------------------------------------------------------------------------------
  Less than 10           $  1,941,745          $ 1,941,745
       10                   2,950,209            2,830,197         $   120,012
       15                  16,895,752            2,364,000          14,531,752
       25                  41,300,000              413,000          40,887,000
       40                  54,222,445           11,270,998          42,951,447
                         ------------------------------------------------------
     Total               $117,310,151          $18,819,940         $98,490,211
                         ======================================================


                  Principal Health Care, Inc. and Subsidiaries

2. ACCOUNTING POLICIES (CONTINUED)

Intangible Assets (continued)

Other intangible assets consist of organization costs, the allocated value of acquired employer groups and provider contracts, and operating leases and origination costs. These costs are generally being amortized over a period of five years.

In accordance with SFAS 121 and APB 17, PHC periodically evaluates the recoverability of goodwill and intangible assets and the reasonableness of the related lives in the same manner as that used to evaluate the impairment of other long-lived assets.

On February 13, 1998, PHC entered into an amended letter of intent outlining the significant terms of a proposed sale of Principal Health Care of Texas, Inc. (PHC of Texas) If the transaction is completed in accordance with the letter of intent, PHC will realize a net loss of approximately $6 million. This anticipated loss has been deemed to be evidence of an impairment of recorded goodwill for PHC of Texas. The impairment has been reflected in the 1997 financial statements. For the year ended December 31, 1997 PHC of Texas reported revenues of approximately $57.2 million and a net loss of approximately $4.9 million.

Estimated Claims Payable and Loss Adjustment Expense

PHC provides for the liability arising from services rendered to members but unpaid at year-end, including the future costs of settling those claims, based upon the experience of PHC and cost-per-member trends. Although considerable variability is inherent in such estimates, management believes that the liability is adequate. PHC also establishes reserves, if required, for the probability that anticipated future health care and maintenance costs under the group of existing contracts will exceed anticipated future premiums and stop-loss insurance recoveries on those contracts. The estimated future costs include fixed and variable, direct and allocable, indirect costs.

Contracts are grouped in a manner consistent with PHC's method for establishing premium rates. Any required revisions to these estimates are reflected in the operations of the period in which such revisions are determined.

                  Principal Health Care, Inc. and Subsidiaries

2. ACCOUNTING POLICIES (CONTINUED)

Income Recognition

Premium revenue is recognized in the month that members are entitled to health care services. Contract revenue is recognized based on contracted percentage rates of the amount of cost savings realized by payor clients which access PHC's health care provider network. In addition, PPO revenue is earned through monthly administrative fees based on a per-employee rate multiplied by the current number of participants in the plan.

PHC has contractual arrangements with the Office of Personnel Management (OPM) to provide health services to federal employees on an experience or community-rated basis. Such contracts are generally terminable by either party with sixty days' notice.

Under the experience-rated contracts, PHC is permitted to draw funds from a line of credit to the extent that administrative and claims expenses have been paid. PHC's policy is to account for this arrangement as an ASO contract, as the OPM is effectively self-insured for these federal employees, and report only administrative fees earned in the financial statements.

Under the community-rated contracts, revenue is recognized based upon a predetermined monthly premium based on anticipated community rates. Anticipated contractual rate adjustments, made to reflect actual community rates, are recorded by PHC in the annual contract year to which they relate.

In addition, under ASO and other non-risk contracts, PHC provides administrative and claims processing services to certain groups without retaining any risk of claim loss. Accordingly, PHC reflects only the contracted fee for services in its financial statements.

Income Taxes

PHC is taxed at corporate rates based on existing tax laws and included in the consolidated federal and state returns filed by Mutual. The income tax provision includes federal and state income taxes both currently payable and deferred because of differences between financial reporting and tax bases of assets and liabilities. Deferred income tax assets or liabilities are measured based on enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                  Principal Health Care, Inc. and Subsidiaries

2. ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a part of Comprehensive Income. Management does not believe that adoption of this standard will have a material effect on its consolidated financial statements.

The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard requires that a public business enterprise report financial descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products or services), about the countries in which the enterprise earns revenues and holds assets and about major customers regardless of whether that information is used in making operating decisions. This statement is effective for financial statements for periods beginning after December 15, 1997. Management does not believe that adoption of this standard will have a material effect on its consolidated financial statements.

                  Principal Health Care, Inc. and Subsidiaries

3. ACQUISITION AND DISPOSAL OF SUBSIDIARIES

The following table summarizes PHC's acquisition of wholly owned subsidiaries over the last three years. Each acquisition listed was accounted for as a purchase. The results of operations of the respective subsidiary are included in the consolidated financial statements of PHC commencing upon the closing of the transaction. Intangible assets acquired in the transactions are being amortized over periods of ten to forty years.


                                                                           INTANGIBLE
  DATE      DESCRIPTION OF BUSINESS              NET CASH      TOTAL COST    ASSETS
                   ACQUIRED                        PAID                     ACQUIRED
----------------------------------------------------------------------------------------
Mar - 96    Admar Group, Inc., a national
            proprietary healthcare
            provider network                    $21,590,000   $25,320,000   $20,100,000

Mar - 96    MetraHealth Care Plan of St.
            Louis, Inc., a 31,000 member
            HMO operating in Missouri           $18,862,650   $23,732,650   $16,788,750

Oct - 97    PacifiCare Health Plan
            Administrators, Inc., a 54,000
            member HMO operating in Illinois    $28,832,090   $41,300,000   $41,300,000



Acquisition of MetraHealth

The acquisition of MetraHealth Care Plan of St. Louis, Inc. was subject to an escrow agreement whereby $9,200,000 was being held in escrow to reimburse PHC for unfavorable changes, if any, in the total number of enrollees through the settlement date. The amount due to PHC based on the settlement of enrollment was determined to be approximately $4.9 million in March 1997. Final resolution of the settlement and other financial transition issues was accomplished in December 1997. The actual settlement was received in December 1997, and the goodwill related to the acquisition was adjusted accordingly.

Acquisition of PacifiCare Health Plan Administrators

In October 1997, PHC entered into a stock purchase agreement with PacifiCare Health Plan Administrators, Inc. to acquire all of the outstanding shares of capital stock

                 Principal Health Care, Inc. and Subsidiaries

3. ACQUISITION AND DISPOSAL OF SUBSIDIARIES (CONTINUED)

Acquisition of PacifiCare Health Plan Administrators (continued)

of FHP of Illinois, Inc. The final purchase price is contingent on an audit of the net assets acquired and changes in the total number of enrollees from acquisition to settlement. The final purchase price is expected to be settled in the first quarter of 1998.

Purchase Contingencies

The purchase contracts related to three PHC subsidiaries included agreements to share a portion of the net profits of those acquired companies with the previous owners for a period of years. Amounts to be paid under these contracts are expensed as earned. The subsidiaries with such agreements are a follows:

                                                     REMAINING LIFE OF
                        PERCENTAGE OF NET PROFIT     THE AGREEMENT AT      DATE
                              TO BE SHARED           DECEMBER 31, 1997    PAYABLE
                        -------------------------------------------------------------
PHC of Florida, Inc.    15% of profit related to          3 years          yearly
                        members selecting certain
                        primary care physicians

PHC of Texas, Inc.               10%                      2 years          yearly

PHC of Georgia, Inc.             10%                      7 years       12/31/99 and
                                                                          12/31/04


PHC of Delaware, Inc. has a similar agreement related to the extension of a noncompete agreement with the previous owners of the plan. The agreement requires PHC of Delaware, Inc. to share 10% of their cumulative net profits to be paid on October 1, 1998. Amounts accrued under this agreement are charged to earnings in the period in which the profits are generated.

Sale of Principal Behavioral Health Care

On September 26, 1997, PHC executed a stock purchase agreement with American Psych Systems Inc. (APS), to sell all of the common stock of Principal Behavioral Health Care, Inc. (PBHC), for $7,000,000 in cash and 2,705,182 shares of APS common stock. PHC retained all accounts receivable and substantially all liabilities of PBHC relating to transactions prior to the date of escrow.

                Principal Health Care, Inc. and Subsidiaries

3. ACQUISITION AND DISPOSAL OF SUBSIDIARIES (CONTINUED)

Sale of Principal Behavioral Health Care (continued)

Concurrent this transaction, PHC's HMO subsidiaries entered into an agreement with APS whereby APS will continue to provide behavioral health services to those subsidiaries for a period of ten years at substantially the same terms and conditions to those in existence prior to the acquisition. After five years, the agreement is cancelable without cause by PHC with 90 days notice and subject to a partial return of the original purchase price.

The transaction resulted in a gain of approximately $4.6 million.

Sale of Principal Health Care of the Mid-Atlantic

On December 31, 1997, PHC executed a stock purchase agreement to sell all of the common stock of Principal Health Care of the Mid Atlantic, Inc. (PHCMA), for approximately $8.3 million in cash. PHC retained through the assignment of contracts all employer groups located in Baltimore Maryland. In addition PHC retained all receivables accrued through the closing date, certain fixed assets and all cash held by PHCMA in excess of amounts necessary to meet statutory minimum net worth requirements.

The final purchase price will be contingent upon the adequacy of the liability for claims incurred but not reported as of the close date and any unfavorable changes in the total number of enrollees in employer groups from acquisition to settlement. An escrow agreement was entered into that provides for approximately $823,000 to be held in an interest bearing account to be settled December 31, 1998.

The transaction resulted in a gain of approximately $3.4 million.

Transfers to Holding

In July 1997, PHC transferred to Holding its ownership of America's Health Plan, Inc. The transaction was accounted for as a dividend and return of capital.

In October 1997, PHC transferred to Holding its ownership in the Admar Group, Inc. The transaction was accounted for as a return of capital.

                Principal Health Care, Inc. and Subsidiaries

3. ACQUISITION AND DISPOSAL OF SUBSIDIARIES (CONTINUED)

Proforma Results

Proforma consolidated revenue and net income of PHC, assuming the above described acquisitions, disposals and transfers each occurred at the beginning of the year preceding the respective transactions are as follows:


                            1995                    1996                1997
                      -----------------------------------------------------------
Total revenue         $ 737,717,204             $950,743,599        $976,588,554
                      ===========================================================
Net loss              $ (18,463,660)            $(39,072,251)       $(25,026,591)
                      ===========================================================


4. INVESTMENTS

The following is a summary of investments classified as available-for-sale:



                                                          GROSS                GROSS
                                      AMORTIZED         UNREALIZED           UNREALIZED           FAIR
                                        COST              GAINS                LOSSES             VALUE
                                   -----------------------------------------------------------------------
DECEMBER 31, 1996
Certificates of deposit             $  5,632,196                                              $  5,632,196
Money market accounts                    839,604                                                   839,604
Corporate bonds                       16,288,540        $  237,438           $ (56,414)         16,469,564
U. S. government securities           84,276,998           508,053            (235,420)         84,549,631
                                   -----------------------------------------------------------------------
                                    $107,037,338        $  745,491           $(291,834)       $107,490,995
                                   =======================================================================

DECEMBER 31, 1997
Certificates of deposit             $  5,832,196                                              $  5,832,196
Money market accounts                  1,223,102                                                 1,223,102
Corporate bonds                       15,497,565        $  366,160           $  (8,763)         15,854,962
U. S. government securities          108,192,978         1,219,593                             109,412,571
                                   -----------------------------------------------------------------------
                                    $130,745,841        $1,585,753           $  (8,763)       $132,322,831
                                   =======================================================================


Fair values of these investments have been determined by PHC from independent quotations.

                Principal Health Care, Inc. and Subsidiaries

4. INVESTMENTS (CONTINUED)

The amortized cost and fair values of the available-for-sale investments at December 31, 1997, by expected maturity, are as follows:


                                                      AMORTIZED            FAIR
                                                        COST               VALUE
                                                  ---------------------------------
        Due in less than one year                   $ 75,672,968       $ 75,706,809
        Due in one through five years                 15,099,026         15,296,688
        Due after five years through ten years         2,636,855          2,785,859
        Due after ten years                           37,336,992         38,533,475
                                                    -------------------------------
                                                    $130,745,841       $132,322,831
                                                    ===============================


There were no sales of securities during the year ended 1995. PHC recognized gross realized gains of approximately $960,000 and $2,300 and gross realized losses of approximately $77,000 and $238,000 on securities sold during the years ended December 31, 1996 and 1997, respectively, which were based on the original cost of the investment and the selling price.

Investment in UP&UP

On June 10, 1996, PHC received one share of UP & UP preferred stock in the form of a capital contribution from Mutual. On July 2, 1996 UP&UP issued 2.76 million shares of common stock in an initial public offering (IPO). Immediately preceding the IPO, PHC converted its preferred stock into 4,400,000 shares or 50% of UP & UP's then outstanding common stock. At the completion of the transaction, PHC owned approximately 38.1% of the common stock of UP & UP, with a carrying value of approximately $14,080,000 and a fair value based on the listed stock price of approximately $48,400,000. The amount contributed to PHC was reported at Mutual's historical book value, adjusted to reflect their proportionate share of the IPO proceeds in excess of the proportionate net book value of the shares sold in the IPO.

At December 31, 1996 and 1997 PHC's investment in UP & UP had a fair value of approximately $60,500,000 and $84,700,000, respectively, which was based on the published market price of its common stock.

                Principal Health Care, Inc. and Subsidiaries

4. INVESTMENTS (CONTINUED)

Investment in UP&UP (continued)

Summary financial information for UP & UP the year ended December 31:



                                                  1996                    1997
                                              -----------------------------------

           Current assets                     $35,200,000             $35,300,000

           Non current assets                  18,100,000              47,200,000

           Current liabilities                  7,000,000              10,800,000

           Non current liabilities              1,000,000              13,400,000

           Operating revenue                   35,400,000              61,000,000

           Operating expenses                  18,600,000              37,100,000

           Income before taxes                 17,800,000              25,400,000

           Net income                          10,600,000              15,000,000



Investment in APS

As a term of the sale of PHCMA, PHC received 17% of the common stock of APS which PHC reported at a carrying value of approximately $700,000 which represented 17% of the assets sold to APS. APS is privately held and as such there is no market value for its stock.

                Principal Health Care, Inc. and Subsidiaries

5. REINSURANCE

PHC carries reinsurance coverage with Mutual and another insurance carrier for instances when medical service costs for an individual member exceed various contracted amounts in a one-year period. Reinsurance premiums for 1995, 1996 and 1997 were approximately $11,812,000, $18,565,000, and $17,927,000, respectively.
Reinsurance recoveries for 1995, 1996 and 1997 were approximately $14,324,000, $16,167,000, and $15,974,000, respectively, and are included as an offset to hospitalization expense. PHC is contingently liable for reinsured losses to the extent that the reinsurance companies cannot meet their obligations under the reinsurance contracts. To minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers on an annual basis. Mutual, the primary reinsurer, is currently rated an A+ by the A.M. Best Company, and maintains an AA+ claims paying ability rating by Standard & Poor's. Accordingly, the reinsurance coverage with Mutual was not considered to be a significant credit risk to PHC.

6. OPERATING LEASES

PHC leases office facilities and equipment under operating leases which include certain abatement and escalation clauses. PHC subleases a small portion of its office space and receives monthly rental payments. Future minimum lease payments under these leases are as follows:


                                                                   OPERATING
                                                                    LEASES
                                                                  -----------
         1998                                                     $10,888,818
         1999                                                       8,400,593
         2000                                                       5,032,018
         2001                                                       4,417,163
         2002                                                       3,773,043
         Thereafter                                                13,014,517
                                                                  -----------
         Total minimum lease payments                             $45,526,152
                                                                  ===========


Total rent expense was approximately $7,811,000, $11,571,000, and $14,389,000 for 1995, 1996, and 1997, respectively.

                  Principal Health Care, Inc. and Subsidiaries

7. NOTES PAYABLE AND CAPITAL LEASES

PHC has multiple promissory notes payable totaling $1,059,021 at December 31, 1997, bearing interest at 8.3%, with principal and interest payments due monthly through 1999. The carrying values of these notes approximate their fair values. Aggregate principal maturities and payments on notes payable are as follows:

         1998                                             $  925,549
         1999                                                133,472
                                                          ----------
                                                           1,059,021
         Less current portion                               (925,549)
                                                          ----------
         Total                                            $  133,472
                                                          ==========


PHC recognized and paid approximately $61,000, $31,000, and $39,000 of interest expense on capital leases in 1995, 1996, and 1997, respectively. Amortization of the assets related to capital leases is included in depreciation and amortization expense. As of December 31, 1997 all capital leases had expired.

8. STOCKHOLDER'S EQUITY

On December 18, 1997, PHC increased the number of authorized shares of common stock to 27,000,000 and converted its then outstanding 5,000 shares of common stock having a par value of $5.00 per share to 26,000,000 shares of common stock having a par value of $.001 per share issued and outstanding. The 1,000,000 un-issued shares are reserved for issuance under the Stock Option Plan.

Stock Option Plan

In 1997 PHC adopted a non qualified stock option plan whereby PHC may grant options and other rights with respect to PHC common stock to officers, other key employees, consultants and outside directors of PHC. A total of 1,000,000 shares of PHC common stock are reserved for issuance under this plan. As of December 31, 1997, PHC had issued options to purchase a total of 750,000 shares of PHC common stock at an option price per share equal to $14.50. None of the options granted under this plan are currently vested and exercisable.

                Principal Health Care, Inc. and Subsidiaries

8. STOCKHOLDER'S EQUITY (CONTINUED)

Stock Option Plan (continued)

PHC follows APB No. 25, under which no compensation cost has been recognized in connection with stock option grants. Had compensation cost been determined consistent with FASB Statement No. 123, effective January 1, 1997, the effect on PHC's net income would have been immaterial.

9. RELATED PARTY TRANSACTIONS

Certain administrative functions related to human resources, legal, tax, financial management, actuarial, and information systems support are provided to PHC by Mutual. Certain local marketing, provider network development and management and other consulting services related managed care and other health products are provided by PHC to Mutual. all direct costs and an allocation of indirect costs of performing these functions are charged from the organization providing the services to the organization receiving the services. Management believes that the allocations are reasonable. The net cost to PHC resulting from these arrangements amounted to $1,062,051, $912,856, and $2,496,952 in 1995,
1996, and 1997, respectively.

PHC periodically invests available cash in a demand deposit pooled investment fund maintained by Mutual. PHC held approximately $1,950,000 and $277,000 in this fund at December 31, 1996 and 1997, respectively. PHC earned approximately $2,597,000, $220,000, and $118,000 on amounts invested in this fund during 1995, 1996, and 1997, respectively.

During 1997 PHC entered into a $25 million revolving credit agreement with Mutual to facilitate PHC's business purpose. At December 31, 1997 PHC has a balance of $22 million drawn against the line of credit.

PHC and Mutual entered into an agreement whereby both agreed to provide medical benefits to employees and dependents of employer groups electing the Triple Option Plan, a Mutual product. Mutual reimburses PHC for claims and capitation expenses and pays an administrative fee to PHC for Triple Option members who have selected one of

                Principal Health Care, Inc. and Subsidiaries

9. RELATED PARTY TRANSACTIONS (CONTINUED)

PHC's HMO options. Administrative fees earned of approximately $10,717,000, $11,791,000, and $8,089,000 are included in non-risk fee revenue in 1995, 1996, and 1997, respectively.

In addition, Mutual pays PHC a fee for use of its provider network. These fees paid by Mutual of approximately $15,778,000, $19,908,000, and $14,654,000 are included in non-risk fee revenue in 1995, 1996, and 1997, respectively.

Cross-selling of PHC's HMO product and Mutual's indemnity product has resulted in net expense of approximately $890,000 and $160,000 in 1995 and 1996, respectively, and net revenue of $287,000 in 1997 which is included in marketing, general and administrative expense.

PHC and Mutual have an agreement whereby employee assistance program services are provided to certain Mutual members by PHC. Mutual pays an administrative fee to PHC for these members. Administrative fees earned of approximately $1,731,000, $4,504,000, and $3,376,000 are included in non-risk fee revenue in 1995, 1996, and 1997, respectively.

10. INCOME TAXES

PHC is taxed at corporate rates based on existing tax laws. PHC's taxable income or loss is included in the consolidated federal income tax return filed by Mutual and the consolidated State income tax returns filed by Mutual.

Mutual has adopted the policy of allocating current income tax expense and benefits to members of the consolidated group based upon the subsidiaries' pro rata contribution of taxable income or taxable losses. As of December 31, 1996, and 1997, current federal taxes receivable of approximately $3,850,000, and $8,271,000 are included in the balance due from Mutual, respectively. Taxes refunded from Mutual during 1995, 1996, and 1997 were approximately $9,129,000, $17,028,000, and $10,291,000 respectively.

                Principal Health Care, Inc. and Subsidiaries

10. INCOME TAXES (CONTINUED)

The benefit from income taxes for the year ended December 31 consists of the following:

                                      1995             1996             1997
                                 ------------------------------------------------
Current taxes:
   Federal                       $ (6,578,049)    $(20,247,671)     $(13,852,990)
   State                            2,385,973          432,285           306,025
   Other                               38,458          (48,593)
                                 ------------------------------------------------
                                   (4,153,618)     (19,863,979)      (13,546,965)

Deferred taxes:
   Federal                         (6,120,332)        (310,496)        2,896,203
   State                             (255,014)         (12,937)          330,995
                                 ------------------------------------------------
                                   (6,375,346)        (323,433)        3,227,198
                                 ------------------------------------------------
Benefit from income taxes        $(10,528,964)    $(20,187,412)     $(10,319,767)
                                 ================================================


The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31 are as follows:



                                                                     1996             1997
                                                                 -----------------------------
Deferred tax assets:
   Allowance for doubtful accounts                               $ 3,991,685       $ 2,233,457
   Premium deficiency reserve                                      3,302,910         3,777,891
   Discount on loss reserves                                       1,699,136         1,586,780
   Deferred premiums                                                 422,506           747,943
   Other                                                           2,686,673         2,648,377
                                                                 ------------------------------
Deferred tax assets                                               12,102,910        10,994,448

Deferred tax liabilities:
   Difference in book to tax basis of equity in associated
    company                                                       (4,552,080)       (6,689,688)
   Difference in book to tax basis of intangible assets           (1,560,000)         (666,643)
   Difference in book to tax basis of property and equipment      (1,087,791)       (2,285,251)
   Other                                                          (1,084,058)         (196,149)
                                                                 ------------------------------
Deferred tax liabilities                                          (8,283,929)       (9,837,731)
                                                                 ==============================
Net deferred tax asset                                           $ 3,818,981       $ 1,156,717
                                                                 ==============================

                  Principal Health Care, Inc. and Subsidiaries

10. INCOME TAXES (CONTINUED)

The reconciliation of income tax from continuing operations at the U.S. federal statutory tax rate for the year ended December 31 is as follows:


                                                     1995       1996       1997
                                                    ----------------------------
Tax at U.S. federal statutory rate                   (35%)      (35%)      (35%)
State income taxes, net of federal tax benefit         5          1
Nondeductibility of goodwill                           6          5         11
Loss on disposal of assets                            (6)
Other                                                 (2)        (4)        (1)
                                                    ----------------------------
Effective tax rate                                   (32%)      (33%)      (25%)
                                                    ============================


11. STATUTORY REQUIREMENTS

PHC is subject to various insurance regulations that require it to maintain minimum amounts on deposit, minimum statutory net worth, and restricts the payment of dividends without prior state approval in which PHC does business. PHC has approximately $13,090,000 and $14,482,000 of investments held on deposit with states and maintains at least minimum amounts of statutory net worth in each of these states at December 31, 1996 and 1997, respectively.

Effective January 13, 1998, PHC's subsidiary, PHC of Illinois, Inc. received a Corrective Action Order from the Illinois Department of Insurance whereby they may no longer solicit or accept renewal business until certain corrective actions relative to the subsidiary's ongoing financial condition are resolved. Management believes corrective actions satisfactory to the Department of Insurance can be put in place before the Corrective Action Order has any significant negative impact on the subsidiary's revenue, cash flow or results from operations.

12. EMPLOYEE BENEFIT PLANS

PHC has a defined qualified benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. PHC's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The actuarial cost method used in this plan is the entry age normal-frozen initial liability method. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                Principal Health Care, Inc. and Subsidiaries

12. EMPLOYEE BENEFIT PLANS (CONTINUED)

The following table sets forth the qualified plan's funded status and amounts recognized in PHC's consolidated balance sheet at December 31:


                                                                1996           1997
                                                            ---------------------------
Actuarial present value of accumulated benefit obligation,
   including vested benefits of $2,952,706 and $7,371,825
   as of December 31, 1996 and 1997, respectively           $ (5,131,690)  $ (7,371,825)
                                                            ============================

Projected benefit obligation for service rendered to date    (11,617,364)   (13,935,124)
Plan assets at fair value, primarily listed stocks and
   U.S. bonds                                                  6,996,879      9,800,384
                                                            ----------------------------
Projected benefit obligation in excess of plan assets         (4,620,485)    (4,134,740)
Unrecognized net gain from past experience different
   from that assumed and effects of changes in assumptions    (2,093,111)    (5,267,633)
Prior service cost not yet recognized in net periodic cost     1,560,976      1,451,616
Unrecognized net asset amortized over 21.33 years,
   net of amortization                                           (55,436)       (51,277)
                                                            ----------------------------
Accrued pension cost included in accounts payable
   and accrued expenses                                     $ (5,208,056)  $ (8,002,034)
                                                            ============================


Net periodic pension cost for the year ended December 31 included the following components:

                                                       1995            1996              1997
                                                   ----------------------------------------------
Service cost-benefits earned during the period      $2,287,034      $3,329,473       $ 3,570,690
Interest cost on projected benefit obligation          357,168         560,323           841,589
Actual return on plan assets                          (563,455)       (860,085)       (1,749,043)
Net amortization and deferral                          373,583         446,767         1,220,116
                                                    ---------------------------------------------
Net periodic pension cost                           $2,454,330      $3,476,478       $ 3,883,352
                                                    =============================================


The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.25% at December 31, 1995, 1996 and 1997. The expected long-term rate of return on plan assets was 8.0% in 1995 and 1996, and 7.75% in 1997.

                Principal Health Care, Inc. and Subsidiaries

12. EMPLOYEE BENEFIT PLANS (CONTINUED)

On December 15, 1997, PHC announced that the qualified plan would be frozen. Effective December 31, 1997 no additional benefits will be earned under the qualified plan. On February 27, 1998 PHC notified the plan participants of its intentions to terminate the plan as of April 30, 1998. The combined effect of the curtailment and settlement of benefits is expected to be a gain of approximately $10 million. As both actions were taken as a result of the Coventry merger, the gain will be recognized as of the effective date of the merger.

Beginning in 1995, PHC has a nonqualified defined benefit pension plan covering highly compensated employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The actuarial cost method used in the plan is the entry age normal method. Contributions are intended to provide not only for benefits attributed to service date, but also for those expected to be earned in the future.

The following table sets forth the nonqualified plan's funded status and amounts recognized in PHC's consolidated balance sheet at December 31:


                                                                     1996              1997
                                                                ==============================
Actuarial present value of accumulated benefit obligation,
   including vested benefits of $149,734 and $645,643 as of
   December 31, 1996 and 1997, respectively                     $  (270,461)      $  (852,929)
                                                                ==============================

Projected benefit obligation for service rendered to date        (1,568,608)       (2,648,168)
Plan assets at fair value                                             4,273             2,997
                                                                ------------------------------
Projected benefit obligation in excess of plan assets            (1,564,335)       (2,645,171)
Unrecognized net gain from past experience different
   from that assumed and effects of changes in assumptions         (432,609)          336,162
Prior service cost not yet recognized in net periodic cost         (334,317)         (307,334)
Unrecognized net asset amortized over 21.33 years,
   net of amortization                                            1,352,736         1,248,679
                                                                ------------------------------
Accrued pension cost included in accounts payable
   and accrued expenses                                         $  (978,525)      $(1,367,664)
                                                                ==============================

                Principal Health Care, Inc. and Subsidiaries

12. EMPLOYEE BENEFIT PLANS (CONTINUED)

Net periodic pension cost for the year ended December 31 included the following components:



                                                     1995        1996        1997
                                                  ----------------------------------

Service cost-benefits earned during the period    $252,160     $270,442    $278,331
Interest cost on projected benefit obligation      113,162      139,647     113,724
Actual return on plan assets                                      1,007       1,276
Net amortization and deferral                      104,057      103,050      (4,192)
                                                  ----------------------------------
Net periodic pension cost                         $469,379     $514,146    $389,139
                                                  ==================================


The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.25% at December 31, 1995, 1996, and 1997. The expected long-term rate of return on plan assets was 8.0%, 6.05%, and 5.00% in 1995, 1996, and 1997, respectively.

PHC's employees are also eligible for coverage in the savings plans of Mutual, consisting of a 401(k) savings plan. Under the 401(k) defined contribution plan, subject to certain limitations, employees may contribute up to 15% of their salary to the plan, which PHC matches at a rate of 50% up to the first 4% of the employee's contribution to a maximum of 2% of their total salary. Employees become eligible for coverage in the plans upon achievement of certain age and length of service requirements. PHC contributed approximately $419,000, $668,000, and $879,000 to this plan in 1995, 1996, and 1997, respectively.

PHC's employees are also eligible for coverage in the defined benefit postretirement medical and life benefit plan of Mutual. A portion of the costs associated with PHC's participation in the plan was allocated from Mutual and recorded during 1995, 1996, and 1997.

                Principal Health Care, Inc. and Subsidiaries

13. CONTINGENCIES

PHC is involved in various legal actions arising in the normal course of business. After review, including consultation with legal counsel, management believes any ultimate liability that could arise from these actions would not materially affect PHC's consolidated financial position or results of operations.

14. YEAR 2000 ISSUE - UNAUDITED

PHC has developed a plan to modify its information technology to be ready for the year 2000 and has begun converting critical data processing systems. Such programs have not yet been completed and are subject to the failure of third party vendors to comply with planned software revisions. The Parent does not expect this project to have a significant effect on operations.

                       PRO FORMA SELECTED FINANCIAL DATA
                                  (UNAUDITED)

     The unaudited pro forma statements of operating data for the year ended December 31, 1997 have been prepared based on the historical operating statements of Coventry and PHC, as adjusted for PHC to reflect the elimination of certain businesses of PHC that are not included in the Business Combination and thereafter adjusted to give pro forma effect to reflect the issuance of the additional shares and warrant, as if the Business Combination and related transactions had occurred and the additional shares and warrant had been issued on January 1, 1997. The unaudited pro forma balance sheet data as of December 31, 1997 has been prepared based on the historical balance sheets of Coventry and PHC, as adjusted to reflect the purchase of the PHC Business by Coventry. The allocation of the purchase price to the acquired assets is tentative and subject to the final determination of relative fair market value of the assets. Management believes the final purchase price allocation will not vary materially from the tentative allocation. The pro forma statements of operating data may not be indicative of the future results of operations and what the actual results of operations would have been had the Business Combination and related transactions described above been effective January 1, 1997. The pro forma selected financial data should be read in connection with the historical financial statements and notes thereto of Coventry and PHC.

                          PRO FORMA BALANCE SHEET DATA
                               DECEMBER 31, 1997
                           (UNAUDITED, IN THOUSANDS)

                                        HISTORICAL   HISTORICAL       PHC        ADJUSTED    PRO FORMA     CONSOLIDATED
                                         COVENTRY       PHC       ADJUSTMENTS      PHC      ADJUSTMENTS     PRO FORMA
                                        ----------   ----------   -----------    --------   -----------    ------------
                                                ASSETS
Cash and cash equivalents.............   $153,979     $127,677     $ (10,236)(a) $101,456    $(10,000)(e)    $245,435
                                                                     (15,985)(c)
Short-term investments................      3,870       68,226        (3,359)(a)   64,867                      68,737
Accounts receivable, net..............     40,005       22,546        (3,317)(a)   19,229                      59,234
Other receivables.....................     16,663       16,714          (155)(a)   16,559                      33,222
Deferred income taxes.................     17,920        8,648        (2,689)(a)    5,959                      23,879
Other current assets..................      4,687       13,732          (741)(a)    2,062                       6,749
                                                                     (10,929)(c)
                                         --------     --------     ---------     --------    --------      ----------
        Total current assets..........    237,124      257,543       (47,411)     210,132     (10,000)        437,256

Long-term investments.................     76,288       86,965       (22,574)(a)   64,058                     140,346
                                                                        (333)(c)
Property and equipment, net...........     21,937       23,373          (500)(a)   22,873                      44,810

Goodwill and intangible assets, net...    108,637      101,970       (19,488)(a)   82,482     124,416(e)      340,535
                                                                                               25,000(d)
Other assets..........................     25,345        2,346          (466)(a)    1,880                      27,255
                                         --------     --------     ---------     --------    --------      ----------
        Total assets..................   $469,331     $472,197     $ (90,772)    $381,425    $139,416      $  990,172
                                         ========     ========     =========     ========    ========      ==========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Medical claim liabilities.............   $118,022     $125,583     $ (11,051)(a) $114,532    $             $  232,554
Accounts payable and other accrued
  liabilities.........................    102,981       97,793        (3,383)(a)   64,291                     167,272
                                                                     (30,119)(c)
Deferred revenue......................     39,093       10,439          (415)(a)   10,024                      49,117
Current portion of long-term debt and
  notes payable.......................        765          926                        926                       1,691
                                         --------     --------     ---------     --------    --------      ----------
        Total current liabilities.....    260,861      234,741       (44,968)     189,773                     450,634

Convertible exchangeable subordinated
  notes...............................     42,042                                                              42,042
Long-term debt........................     43,677          134                        134                      43,811
Other long-term liabilities...........      4,933       12,710        (6,674)(a)    6,036                      10,969
Stockholders' equity:
  Common Stock, $.01 par value;
  100,000,000 shares authorized;
  33,712,665 issued (including 439,560
  shares owned by a subsidiary),
  33,273,105 shares outstanding in
  1997 and 33,001,296 shares issued
  and outstanding in 1996.............        337           26           (26)(c)                  251(e)          588
Additional paid-in capital............    146,426      281,919       (43,222)(a)  185,482     114,165(e)      471,073
                                                                     (53,215)(c)               25,000(d)
Net unrealized investment gain........        592        1,025        (1,025)(c)                                  592
Accumulated deficit...................    (24,537)     (58,358)        1,220 (a)                              (24,537)
                                                                      57,138 (c)
Treasury stock, at cost, 439,560
  shares..............................     (5,000)                                                             (5,000)
                                         --------     --------     ---------     --------    --------      ----------
        Total stockholders' equity....    117,818      224,612       (39,130)     185,482     139,416         442,716
                                         --------     --------     ---------     --------    --------      ----------
        Total liabilities and
          stockholders' equity........   $469,331     $472,197     $ (90,772)    $381,425    $139,416      $  990,172
                                         ========     ========     =========     ========    ========      ==========

                       PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 30, 1997
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  HISTORICAL   HISTORICAL       PHC        ADJUSTED    PRO FORMA    CONSOLIDATED
                                   COVENTRY       PHC       ADJUSTMENTS      PHC      ADJUSTMENTS    PRO FORMA
                                  ----------   ----------   -----------    --------   -----------   ------------
Operating revenues:
  Managed care premiums......... $1,208,149     $887,554     $(93,352)(a)  $865,759    $             $2,073,908
                                                               71,557 (b)
  Management services...........     20,202       46,505      (22,093)(a)    24,412                      44,614
                                   --------     --------     --------      --------    --------      ----------
         Total operating
           revenues.............  1,228,351      934,059      (43,888)      890,171                   2,118,522
Operating expenses:
  Health benefits...............  1,039,860      771,152      (80,313)(a)   758,244                   1,798,104
                                                               67,405 (b)
  Selling, general and
    administrative..............    170,017      211,929      (39,020)(a)   180,729                     350,746
                                                                7,820 (b)
  Depreciation and
    amortization................     12,735       21,250      (11,158)(a)    10,413       3,259(d)       31,485
                                                                  321 (b)                 5,078(e)
                                   --------     --------     --------      --------    --------      ----------
         Total operating
           expenses.............  1,222,612    1,004,331      (54,945)      949,386       8,337       2,180,335
                                   --------     --------     --------      --------    --------      ----------
Operating earnings (loss).......      5,739      (70,272)      11,057       (59,215)     (8,337)        (61,813)
Other income, net...............     24,880       28,566       (6,773)(a)    23,274                      48,154
                                                                1,481 (b)
Interest expense................    (10,275)                                                            (10,275)
                                   --------     --------     --------      --------    --------      ----------
Earnings (loss) before income
  taxes and minority interest...     20,344      (41,706)       5,765       (35,941)     (8,337)        (23,934)
Provision for (benefit from)
  income taxes..................      8,422      (10,320)       3,226 (a)    (8,072)     (1,417)(f)      (1,067)
                                                                 (978)(b)
Minority interest in loss of
  consolidated subsidiary, net
  of income tax.................         19                                                                  19
                                   --------     --------     --------      --------    --------      ----------
Net earnings (loss).............   $ 11,903     $(31,386)    $  3,517      $(27,869)   $ (6,920)     $  (22,886)
                                   ========     ========     ========      ========    ========      ==========
Earnings (loss) per share,
  basic and diluted.............   $   0.36                                                          $    (0.39)
                                   ========                                                          ==========

                           COVENTRY HEALTH CARE, INC.

                   NOTES TO PRO FORMA SELECTED FINANCIAL DATA
                               DECEMBER 31, 1997


 (a) Reflects the elimination of certain assets of PHC that are not included in the Business Combination (Principal Health Care of the Mid-Atlantic, Inc., Principal Health Care of Texas, Inc., the equity investment in United Payors and United Providers, Inc., 50% of the equity investment in American Psych Systems, Inc., the Admar Group, Inc. and 50% of the common stock warrants for Accordant Health Systems, Inc. and Advanced ParadigM, Inc.) excluded from the proposed transaction, using an effective tax rate of 39%. In July 1997, PHC transferred its ownership interest of America's Health Plan ("AHP") to Holding as a dividend and return of capital. AHP's operating results are included in the pro forma statement of operations until the effective date of the transfer. AHP's operating results are not material to the pro forma statements of operations.

 (b) Reflects the results of operations for the nine months ended September 30, 1997 of FHP of Illinois, Inc. ("FHP") using an effective tax rate of 39%. FHP was acquired by PHC effective October 1, 1997, and as a result, is not included in the historical financial statements of PHC as of that date.

 (c) Reflects transaction related adjustments such as the retention of certain liabilities by PHC and the adjustment to arrive at the target tangible net worth amount of $103 million.

 (d) Reflects the issuance of the Coventry Health Care Warrant valued at approximately $25.0 million. This value was determined through the application of standard option pricing methodology to the schedule of warrant terms, and reflecting the volatility of the underlying equity security and Coventry's historical lapse experience for employee options. The value was allocated between the Management Services Agreement and the Renewal Rights Agreement and the Coinsurance Agreement to be assumed by Newco at the end of the Management Services Agreement. The allocations were $4.7 million and $20.3 million for the Management Services Agreement and the Renewal Rights Agreement or the Coinsurance Agreement, respectively. The useful lives were established at 1.75 years for the Management Services Agreement and 35 years for the Renewal Rights Agreement or the Coinsurance Agreement.

 (e) Reflects the issuance of approximately 25.1 million shares of Coventry Health Care Common Stock valued at market on November 3, 1997 for Coventry Common Stock ($14.50) and transaction costs to purchase certain assets and liabilities of PHC. Due to the restricted nature of the shares to be issued, the Company has applied a discount of 17.5% to the trading market value of the shares. Of the goodwill and other intangible assets recorded, $1.5 million was allocated to the Marketing Services Agreement, $5.0 million was allocated to the customer lists and $10.0 million was allocated to the HMO licenses with the remainder of the purchase price allocated to the goodwill of the PHC Business. The amortization periods of 1.75 years, 5 years, 20 years and 35 years were assigned to the Marketing Services Agreement, customer lists, licenses and the goodwill, respectively. The increase in depreciation and amortization represents the incremental amounts over the amounts contained in the historical financial statements of PHC. The allocations above are tentative. Final allocations are not anticipated to differ materially from the above allocations.

 (f) Reflects an estimated effective tax benefit on the adjusting entries of 17%.

 (g) Co-incident with the closing of the transactions, the Company entered into a Marketing Services Agreement and a Management Services Agreement with Mutual. Both agreements are initially scheduled to terminate on December 31, 1999. The Company expects to receive payments under the agreements of approximately $24.7 million and $26.4 million in 1998 and 1999, respectively. These amounts have not been included in the Pro Forma Selected Financial Data presented herein. Had the effect of these contracts been included in the Pro Forma Selected Financial Data for the period presented, net loss would have been $(1.6) million. Pro Forma loss per share would have been $(0.03).

                                 EXHIBIT INDEX


2.1 Capital Contribution and Merger Agreement dated as of November 3, 1997 ("Combination Agreement") by and among Coventry Corporation, Coventry Health Care, Inc., a Delaware corporation, Coventry Health Care, Inc., a Maryland corporation, Principal Mutual Life Insurance Company, Principal Holding Company and Principal Health Care, Inc. (Incorporated by reference to Exhibit 2.1 to Form S-4, as amended, Registration Statement No. 333-45821, of Coventry Health Care, Inc.).

2.2 Agreement and Plan of Merger by and among Coventry Corporation, Coventry Health Care, Inc. and Coventry Merger Corporation (Incorporated by reference to Exhibit 2.2 to Form S-4, as amended, Registration Statement No. 333-45821, of Coventry Health Care, Inc.).

4.1    Specimen Common Stock Certificate

4.2 Rights Agreement dated March 30, 1998 between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, L.L.C.

4.3 Amended and Restated Securities purchase Agreement dated as of April 2, 1997, by and among Coventry Corporation, Warburg, Pincus Ventures, L.P. ("Warburg") and Franklin Capital Associates III, L.P., together with Exhibit A (Form of Convertible Note), Exhibit B (Form of Warrant) and Exhibit C (Form of Certificate of Designation of Series A Preferred Stock) (Incorporated by reference to Exhibit 10 to Coventry Corporation Form 8-K dated May 7, 1997).

4.4    Amended Form of Convertible Note (incorporated by reference to Exhibit
       4.5 to Coventry Corporation Form 10-K dated March 24, 1998).

4.5    Common Stock Purchase Warrant dated as of April 1, 1998.

4.6 Form of Common Stock Purchase Warrant, as amended, of Coventry (assumed by CHC as of April 1, 1998).

4.7    Consent of Warburg, Pincus Ventures, L.P. dated December 18, 1997.

4.8 Shareholders' Agreement dated as of April 1, 1998, by and among Coventry Health Care, Inc., Principal Mutual Life Insurance Company, and Principal Health Care, Inc.